Exhibit 99.1

Vision-Sciences, Inc. Appoints Cynthia F. Ansari Chief Executive Officer

ORANGEBURG, N.Y., August 10, 2011 – Vision-Sciences, Inc., (Nasdaq:VSCI)  announced today that its Board of Directors has named Cynthia F. Ansari as Chief Executive Officer and elected her to the Board of Directors. Ms. Ansari replaces Warren Bielke, Interim Chief Executive Officer, who will be serving as Director of Strategic Initiatives reporting to Ms. Ansari. The appointments take effect August 11.

Ms. Ansari has nearly 20 years of experience as a leader in the medical device area. Prior to joining Vision-Sciences, Ms. Ansari held numerous executive positions at Stryker, one of the world’s leading medical technology companies. Most recently, she served as Vice President of Global Marketing for Stryker Spine, where she led a global team of professionals to successfully launch numerous products and transform the marketing organization.

“Cynthia is an experienced and results-driven executive with strong marketing and sales experience and possesses deep knowledge of endoscopic products,” said, Mr. Lewis Pell, Chairman of the Board. “After considering carefully a number of outstanding candidates, Cynthia’s proven ability to lead complex organizations, and her track record of building high-performance teams and growing revenue truly stood out. Our board unanimously agreed that she is the perfect fit, and we are excited to have her join Vision-Sciences.”

Ms. Ansari said, “I am deeply honored by the Board’s decision and the confidence they have placed in me, and look forward to working with the outstanding team of people at Vision-Sciences and our partners and doctors. The Company is in an exciting stage of its development and I am delighted with the opportunity to lead the organization’s strategic and targeted growth.”

“The Board and I want to thank Warren for his dedication in laying a strong foundation at Vision-Sciences during these past months. He provided the leadership necessary to accelerate commercialization of our industry-leading technology and we will continue to benefit from his insights as Director of Strategic Initiatives and member of the Board,” Mr. Pell said.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.

Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System®.  Information about Vision-Sciences' products is available at www.visionsciences.com.

CONTACT:	Vision-Sciences, Inc. Katherine Wolf, CFO and EVP, Corporate Development (845) 365-0600

UPON REQUEST: Bios of Mr. Pell and Ms. Ansari are available